Exhibit 99

News Release

For further information contact:

Investor Relations:

Brian Turcotte

901.597.3282

Brian.Turcotte@servicemaster.com

Media:

Peter Tosches

901.597.8449

Peter.Tosches@servicemaster.com

The ServiceMaster Company, LLC Reports Preliminary

Fourth-Quarter and Full-Year 2013 Financial Results

Fourth-Quarter 2013

•                  Revenue increased 6% to $713 million

•                  Pre-tax net loss of $23 million; 11% decline versus prior year

•                  Adjusted EBITDA(1) increased 9% to $90 million

Full-Year 2013

•                  Revenue of $3.2 billion was flat to prior year; 8% revenue decline at TruGreen offset 4% growth in remaining businesses

•                  Pre-tax net loss of $627 million included $673 million of non-cash goodwill and trade name impairment charges related to TruGreen in second-quarter 2013

•                  Adjusted EBITDA decreased $95 million to $476 million; $127 million decline at TruGreen more than offset growth in the remaining businesses

•                  Company completed the spin-off of the TruGreen business from the ServiceMaster portfolio on January 14, 2014

MEMPHIS, TENN, — February 27, 2014 — The ServiceMaster Company, LLC, one of the world’s largest residential and commercial service networks, today announced preliminary unaudited fourth-quarter and full-year 2013 results.  The company reported fourth-quarter 2013 revenue of $713 million, an increase of approximately 6 percent compared to the same period in 2012.  The company reported full-year 2013 revenue of $3.2 billion, relatively flat compared to the same period in 2012.

The company reported a fourth-quarter 2013 pre-tax net loss of $23 million, versus a pre-tax net loss of $20 million one year ago. The company reported a full-year 2013 pre-tax loss of $627 million. This compares to a pre-tax loss of $827 million one year ago. Both periods included goodwill and trade name impairment charges at TruGreen, $673 million in 2013 and $909 million in 2012.

The company reported fourth-quarter 2013 Adjusted EBITDA of $90 million, an increase of $8 million compared to the same period in 2012.  The increase was primarily driven by the impact of higher revenue in fourth-quarter 2013 and lower claims costs at American Home Shield, partially offset by higher selling expenses to drive growth, primarily at American Home Shield and discrete charges at Terminix. The company reported full-year 2013 Adjusted EBITDA of $476 million, $95 million lower compared to one year ago, driven by the $127 million Adjusted EBITDA decline at TruGreen, which more than offset the adjusted EBITDA increase in the remaining businesses.  A reconciliation of net loss to Adjusted EBITDA is set forth below in this press release.

“Excluding TruGreen, our fourth-quarter and full-year 2013 financial results for the remaining portfolio met our expectations,” said Rob Gillette, ServiceMaster’s chief executive officer. “We’re pleased that Terminix, American Home Shield and ServiceMaster Clean all reported full-year 2013 revenue and Adjusted EBITDA growth versus prior year.”

The separation of the TruGreen business from ServiceMaster as a tax-free spin-off of TruGreen through a pro rata dividend to the stockholders of ServiceMaster Global Holdings, Inc., was completed on January 14, 2014.

“This separation should enable ServiceMaster to concentrate on growth and realize our full potential faster,” said Gillette.  “We believe the future for the remaining ServiceMaster portfolio is compelling.  We have great businesses and great people, and we’re committed to taking the steps necessary to continue to drive both revenue and bottom-line growth.”

Consolidated Performance

	Three months ended December 31,				Twelve months ended December 31,
$ millions	2013	2012	B/(W)		2013	2012	B/(W)

Revenue	$713	$676	$38		$3,189	$3,193	$(4)
YoY growth			6%				0%

Pro Forma Revenue(2)	533	492	41		2,293	2,214	79
YoY growth			8%				4%

Gross Profit	266	248	18		1,283	1,332	(49)
% of revenue	37.4%	36.7%	0.7	pts	40.2%	41.7%	(1.5	)pts

SG&A	(205)	(193)	(12)		(920)	(872)	(48)
% of revenue	28.7%	28.5%	(0.2	)pts	28.9%	27.3%	(1.6	)pts

Pre-Tax Net Loss	(23)	(20)	(2)		(627)	(827)	200
% of revenue	-3.2%	-3.0%	(0.2	)pts	-19.7%	-25.9%	6.2	pts

Net Loss	(18)	(2)	(16)		(506)	(714)	208
% of revenue	-2.6%	-0.3%	-2.3	pts	-15.9%	-22.3%	6.4	pts

Adjusted EBITDA	90	83	8		476	571	(95)
% of revenue	12.7%	12.3%	0.4	pts	14.9%	17.9%	(3.0	)pts

Pro Forma Adjusted EBITDA(2)	89	73	16		450	413	37
% of revenue	16.7%	14.8%	1.9	pts	19.6%	18.7%	0.9	pts

Free Cash Flow(3)	151	114	36		147	116	30

Total revenue, while up $38 million or 6 percent for the fourth quarter of 2013 versus prior year, would have increased $41 million, or 8 percent, excluding the impact of the TruGreen business.

For full-year 2013, total revenue would have increased $79 million or 4 percent versus prior year, excluding the impact of the TruGreen business.

ServiceMaster’s consolidated Adjusted EBITDA for the fourth quarter of 2013 increased 9 percent or $8 million versus prior year, and the Adjusted EBITDA margin improved 40 basis points.  The company’s fourth-quarter 2013 Adjusted EBITDA, excluding the TruGreen business impact, would have increased 23 percent or $16 million compared to 2012, and the Adjusted EBITDA margin would have improved 200 basis points.

For full-year 2013, Adjusted EBITDA would have increased by 9 percent or $37 million versus the prior year, excluding the impact of the TruGreen business.

Preliminary Segment Information for Continuing Operations

	Three months ended December 31, 2013					Twelve months ended December 31, 2013
$ millions	Revenue	B/(W) vs. PY	Adjusted EBITDA	B/(W) vs. PY		Revenue	B/(W) vs. PY	Adjusted EBITDA	B/(W) vs. PY

Terminix	$298	$8	$55	$(13)		$1,309	$44	$319	$(1)
YoY growth / % of revenue		3%	18.6%	(5.0	)pts		3%	24.4%	(0.9	)pts

TruGreen	180	(3)	0	(8)		896	(83)	26	(127)
YoY growth / % of revenue		-2%	0.3%	(4.5	)pts		-8%	2.9%	(12.7	)pts

American Home Shield	172	32	37	21		740	19	171	29
YoY growth / % of revenue		23%	21.4%	9.7	pts		3%	23.1%	3.5	pts

ServiceMaster Clean	40	(1)	18	(2)		151	11	68	7
YoY growth / % of revenue		-2%	46.3%	(4.0	)pts		8%	45.0%	1.2	pts

Other Operations & HQ(4)	23	1	(21)	10		92	4	(108)	(4)
YoY growth / % of revenue		5%					4%

Total	$713	$38	$90	$8		$3,189	$(4)	$476	$(95)
YoY growth / % of revenue		6%	12.7%	0.4	pts		0%	14.9%	(3.0	)pts

Terminix

Terminix, which provides termite and pest control services to residential and commercial customers and distributes pest control products, reported a 3 percent revenue increase in the fourth quarter of 2013, driven by strong termite new unit sales and pricing actions in both termite and pest control.  Adjusted EBITDA decreased $13 million versus prior year.  This decline was the result of a number of discrete charges, including year-end increases in reserves for:  deferred revenue, product obsolescence – due largely to the introduction of new technology – and certain legal matters.

Terminix revenue increased 3 percent for full-year 2013, driven by pricing actions in both the termite and pest control businesses. Adjusted EBITDA decreased $1 million versus prior year, including the impact of the fourth-quarter 2013 discrete items.

TruGreen

On January 14, 2014, ServiceMaster Global Holdings, Inc. completed the previously announced separation transaction of the TruGreen business. The TruGreen business is now operated as a private, independent company but is reported in this news release in continuing operations. Beginning with the company’s 2014 first quarter earnings release, the TruGreen business will be reported in discontinued operations.

TruGreen reported a 2 percent revenue decrease in the fourth quarter of 2013, driven by lower customer counts.  Adjusted EBITDA declined $8 million versus prior year, reflecting higher bad debt expense and an increase in costs associated with higher sales staffing levels.

TruGreen revenue decreased 8 percent for full-year 2013, driven by lower customer counts.  Adjusted EBITDA declined $127 million versus prior year, reflecting the flow-through effect of lower revenue, process inefficiencies, an increase in sales staffing levels and higher bad debt expense.

American Home Shield

American Home Shield, which provides home warranties and preventative maintenance contracts for household systems and appliances, reported a 23-percent revenue increase in the fourth quarter of 2013, driven by higher customer counts and a difference between years in the timing of contract claims. Adjusted EBITDA increased $21 million versus prior year, reflecting gross profit margin expansion as a result of lower claims costs and the flow-through effect of higher operating revenue, partially offset by increased marketing spend to drive growth.

American Home Shield revenue increased 3 percent for full-year 2013, driven by improved price realization and higher customer counts. Adjusted EBITDA increased $29 million versus prior year, reflecting gross profit margin expansion as a result of lower claims costs and the flow-through effect of higher operating revenue, partially offset by increased marketing spend to drive growth.

ServiceMaster Clean

ServiceMaster Clean, which provides residential and commercial disaster restoration, janitorial and cleaning services through franchises, reported a 2 percent revenue decrease in the fourth quarter of 2013, driven primarily by the non-recurrence of product revenue and certain fee revenue in 2012 related to a significant weather event in the Northeast.  Adjusted EBITDA decreased $2 million versus prior year, primarily reflecting the flow-through effect of lower revenue and increased investment in sales resources to drive growth.

ServiceMaster Clean revenue increased 8 percent for full-year 2013, driven primarily by a 3-percent increase in domestic royalty fees and a 32-percent increase in janitorial national account revenue.  Adjusted EBITDA increased $7 million versus prior year, primarily reflecting the flow-through effect of higher operating revenue.

Other Operations and Headquarters

Merry Maids, which provides home cleaning services and represents over 90 percent of the segment revenue, reported a 3-percent revenue increase in the fourth quarter of 2013, driven primarily by revenue growth in company-owned branches. Segment Adjusted EBITDA improved $10 million versus prior year, reflecting the non-recurrence of an unfavorable corporate item in the fourth quarter of 2012, which more than offset slightly lower Adjusted EBITDA results at Merry Maids.

Merry Maids revenue increased 3 percent for full-year 2013, driven primarily by revenue growth in company-owned branches. Segment Adjusted EBITDA declined $4 million versus prior year, reflecting higher severance charges and slightly lower results at Merry Maids.

Cash Flow

For the 12 months ended December 31, 2013, net cash provided from operating activities from continuing operations increased $17 million to $252 million compared to $235 million for the year ended December 31, 2012. The year-over-year change was driven by a $70 million improvement in working capital in 2013 and the non-recurrence of the $43 million call premium paid on the retirement of debt in 2012, offset, in part, by the $95 million decline in Adjusted EBITDA versus prior year. Working capital requirements were favorably impacted by a change in the timing of customer prepayments.

Net cash used for investing activities from continuing operations was $105 million for the year ended December 31, 2013, compared to $118 million for the year ended December 31, 2012.

Free cash flow, defined as the total of net cash provided from operating activities from continuous operations and net cash used for investing activities from continuing operations, was $147 million for the year ended December 31, 2013, compared to $116 million for the year ended December 31, 2012.

Net cash used for financing activities from continuing operations was $82 million for the year ended December 31, 2013, compared to $18 million for the year ended December 31, 2012.

Other Matters

In February 2014, American Home Shield ceased efforts to deploy a new operating system that had been intended to improve customer relationship management capabilities and enhance its operations. This decision will allow the business to more effectively focus its energy and resources on driving growth and serving customers. Important factors that led to this decision include: the ongoing operational costs of the new operating system are high; plans to expand the technology beyond American Home Shield to other business units lost momentum with the spin-off of TruGreen; enhancements to the existing operating system can support the needs of the business; certain planned benefits of the new operating system can now be achieved through other means; and the business will now be able to invest resources in areas that will allow it to focus on growing the business.  An impairment charge of approximately $50 million is expected in the first quarter of 2014 relating to this decision.

As a result of the TruGreen separation transaction, the company will be required to perform an interim impairment analysis as of January 14, 2014 on the TruGreen trade name. The assumptions used in this analysis will be developed with the view of the TruGreen business as a standalone company, resulting in an expected impairment charge of approximately $150 million.

Fourth-Quarter and Full-Year 2013 Earnings Conference Call

The company will discuss its fourth-quarter and full-year 2013 operating results during a conference call at 8 a.m. central time today. To participate on the conference call, interested parties should call 800.732.5617 (or international participants, 212.231.2902). Additionally, the conference call will be available via webcast. A slide presentation highlighting the company’s results and key performance indicators will also be available. To participate via webcast and view the slide presentation, visit the company’s investor relations home page at www.servicemaster.com.

The call will be available for replay until March 27, 2014. To access the replay of this call, please call 800.633.8284 and enter reservation number 21707691 (international participants: 402.977.9140, reservation number 21707691). Or you can review the webcast on the company’s investor relations home page.

About ServiceMaster

With a global network of more than 7,000 company-owned, franchised and licensed locations, Memphis-based ServiceMaster is one of the world’s largest residential and commercial service networks. The company’s high-profile brands are Terminix, American Home Shield, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec. Through approximately 13,000 company associates and a franchise network that independently employs an estimated 31,000 additional people, the ServiceMaster family of brands provided services and products to approximately 5 million customers during the last 12 months. The company’s market-leading brands provide a range of residential and commercial services including termite and pest control; home warranties and preventative maintenance contracts; on-site wood furniture repair; home inspections; home cleaning; janitorial services; and disaster restoration. Go to www.servicemaster.com for more information about ServiceMaster or follow us at twitter.com/ServiceMaster or facebook.com/TheServiceMasterCo.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this press release and include, without limitation, statements regarding our intentions, beliefs, assumptions or current expectations concerning, among other things, financial position; results of operations; cash flows;  ServiceMaster realizing its full potential faster as a separate company; an expected impairment charge of $50 million at American Home Shield and an expected $150 million TruGreen trade name impairment charge; customer retention; the cost savings from restructurings and reorganizations and expected charges related to such restructurings and reorganizations; and the impact of prevailing economic conditions.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market segments in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

A number of important factors, including, without limitation, the risks and uncertainties discussed in the “Risk Factors” and “Information Regarding Forward-Looking Statements” sections in the company’s reports filed with the Securities and Exchange Commission, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, the effects of our substantial indebtedness and the limitations contained in the agreements governing such indebtedness; changes in interest rates, because a significant portion of our indebtedness bears interest at variable rates; our ability to secure sources of financing or other funding to allow for leasing of commercial vehicles, primarily for Terminix; and the success of, and costs associated with, restructuring initiatives. The company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, which are not measures of financial condition or profitability.  Non-GAAP measures should not be considered as an alternative to GAAP financial measures.  Non-GAAP measures may not be calculated or comparable to similarly titled measures used by other companies.  See Non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures. Adjusted EBITDA and Free Cash Flow are not measurements of the company’s financial performance under GAAP and should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of the company’s cash flow or liquidity.  Management uses non-GAAP financial measures and has presented them in this press release because it believes such measures allow investors to understand the current period results of operations of the business on a comparable basis with previous periods and give investors added insight into cash earnings available to service the company’s debt.

(1)Adjusted EBITDA is defined as net income (loss) before: income (loss) from discontinued operations, net of income taxes; provision (benefit) for income taxes; gain (loss) on extinguishment of debt; interest expense; depreciation and amortization expense; non-cash goodwill and trade name impairment; non-cash asset impairments; non-cash stock-based compensation expense; restructuring charges; management and consulting fees; and non-cash effects attributable to the application of purchase accounting.  The company’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(2)The unaudited pro forma figures give effect to the elimination of the TruGreen business and, in 2013, the elimination of non-recurring costs which were directly related to the transaction.

(3)Free Cash Flow is defined by the company as the total of Net Cash Provided from Operating Activities from Continuous Operations and Net Cash Used for Investing Activities from Continuing Operations. See Non-GAAP reconciliations.

(4)The Other Operations and Headquarters segment includes the franchised and company-owned operations of Merry Maids, ServiceMaster Acceptance Company (SMAC) and the company’s headquarters functions.

THE SERVICEMASTER COMPANY, LLC

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)

(In millions)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Operating Revenue	$713	$676	$3,189	$3,193

Cost of services rendered and products sold	447	427	1,906	1,862
Selling and administrative expenses	205	193	920	872
Amortization expense	14	14	56	65
Goodwill and trade name impairment	—	(4)	673	909
Restructuring charges	12	6	21	18
Interest expense	62	60	249	247
Interest and net investment income	(3)	—	(9)	(8)
Loss on extinguishment of debt	—	—	—	56

Income (Loss) from Continuing Operations before Income Taxes	(23)	(20)	(627)	(827)
Provision (Benefit) for income taxes	(5)	(18)	(123)	(114)

Income (Loss) from Continuing Operations	(18)	(2)	(505)	(713)

Loss from discontinued operations, net of income taxes	—	—	(1)	—
Net Income (Loss)	$(18)	$(2)	$(506)	$(714)

Total Comprehensive Income (Loss)	$(19)	$(2)	$(506)	$(701)

THE SERVICEMASTER COMPANY, LLC

Condensed Consolidated Statements of Financial Position (Unaudited)

(In millions, except share data)

	As of December 31,
	2013	2012
Assets:
Current Assets:
Cash and cash equivalents	$486	$423
Marketable securities	27	19
Receivables, less allowances of $36 and $21, respectively	421	404
Inventories	56	57
Prepaid expenses and other assets	64	37
Deferred customer acquisition costs	39	34
Deferred taxes	111	107
Total Current Assets	1,205	1,081
Property and Equipment:
At cost	732	634
Less: accumulated depreciation	(374)	(294)
Net Property and Equipment	358	340

Other Assets:
Goodwill	2,018	2,412
Intangible assets, primarily trade names, service marks and trademarks, net	2,076	2,373
Notes receivable	37	22
Long-term marketable securities	122	126
Other assets	55	10
Debt issuance costs	41	45
Total Assets	$5,912	$6,411

Liabilities and Shareholder’s Equity:
Current Liabilities:
Accounts payable	$111	$87
Accrued liabilities:
Payroll and related expenses	75	78
Self-insured claims and related expenses	80	83
Accrued interest payable	51	54
Other	62	59
Deferred revenue	539	484
Liabilities of discontinued operations	1	1
Current portion of long-term debt	51	52
Total Current Liabilities	972	898

Long-Term Debt	3,904	3,909

Other Long-Term Liabilities:
Deferred taxes	811	934
Other long-term obligations, primarily self-insured claims	171	115
Total Other Long-Term Liabilities	983	1,049

Commitments and Contingencies

Shareholder’s Equity:
Common stock $0.01 par value, authorized 1,000 shares; issued 1,000 shares	—	—
Additional paid-in capital	1,475	1,472
Retained deficit	(1,430)	(924)
Accumulated other comprehensive income	7	7
Total Shareholder’s Equity	52	555
Total Liabilities and Shareholder’s Equity	$5,912	$6,411

THE SERVICEMASTER COMPANY, LLC

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Year Ended December 31,
	2013	2012
Cash and Cash Equivalents at Beginning of Period	$423	$329

Cash Flows from Operating Activities from Continuing Operations:
Net Loss	(506)	(714)
Adjustments to reconcile net loss to net cash provided from operating activities:
Loss from discontinued operations, net of income taxes	1	—
Depreciation expense	94	81
Amortization expense	56	65
Amortization of debt issuance costs	10	13
Loss on extinguishment of debt	—	56
Call premium paid on retirement of debt	—	(43)
Premium received on issuance of debt	—	3
Deferred income tax benefit	(132)	(124)
Stock-based compensation expense	4	7
Goodwill and trade name impairment	673	909
Restructuring charges	21	18
Cash payments related to restructuring charges	(18)	(17)
Change in working capital, net of acquisitions:
Current income taxes	(1)	1
Receivables	(17)	(26)
Inventories and other current assets	(7)	8
Accounts payable	17	6
Deferred revenue	55	9
Accrued liabilities	(1)	(41)
Other, net	2	22
Net Cash Provided from Operating Activities from Continuing Operations	252	235

Cash Flows from Investing Activities from Continuing Operations:
Property additions	(60)	(73)
Sale of equipment and other assets	1	2
Other business acquisitions, net of cash acquired	(32)	(46)
Notes receivable, financial investments and securities, net	—	(1)
Notes receivable from affiliate	(14)	—
Net Cash Used for Investing Activities from Continuing Operations	(105)	(118)

Cash Flows from Financing Activities from Continuing Operations:
Borrowings of debt	1	1,350
Payments of debt	(65)	(1,335)
Discount paid on issuance of debt	(12)	—
Debt issuance costs paid	(6)	(33)
Net Cash Used for Financing Activities from Continuing Operations	(82)	(18)

Cash Flows from Discontinued Operations:
Cash used for operating activities	(1)	(1)
Cash used for investing activities:
Proceeds from sale of businesses	—	(4)
Net Cash Used for Discontinued Operations	(1)	(4)

Cash Increase During the Period	63	94

Cash and Cash Equivalents at End of Period	$486	$423

The following table presents reconciliations of Adjusted EBITDA to net loss for the periods presented.

	Three months ended December 31,		Twelve months ended December 31,
(In millions)	2013	2012	2013	2012

Terminix	$55	$68	$319	$320
TruGreen	0	9	26	153
American Home Shield	37	16	171	142
ServiceMaster Clean	18	20	68	61
Other Operations and Headquarters	(21)	(31)	(108)	(104)
Adjusted EBITDA	$90	$83	$476	$571

Depreciation and amortization expense	(38)	(36)	(149)	(146)
Non-cash goodwill and trade name impairment	—	4	(673)	(909)
Non-cash asset impairment	—	(2)	0	(9)
Non-cash stock-based compensation expense	(1)	(2)	(4)	(7)
Restructuring charges	(12)	(6)	(21)	(18)
Management and consulting fees	(2)	(2)	(7)	(7)
Interest expense	(62)	(60)	(249)	(247)
Loss on extinguishment of debt	—	—	—	(56)
Benefit from income taxes	5	18	123	114
Loss from discontinued operations, net of income taxes	(0)	0	1	0
Net Loss	$(18)	$(2)	$(506)	$(714)

The following table presents reconciliations of reported Adjusted EBITDA to Adjusted EBITDA on a pro forma basis for the periods presented.

	Three months ended December 31,		Twelve months ended December 31,
(In millions)	2013	2012	2013	2012

Adjusted EBITDA (as reported)	$90	$83	$476	$571
Adjusted EBITDA (TruGreen)	(0)	(9)	(26)	(153)
Adjustments (other)	(1)	(1)	(0)	(5)
Adjusted EBITDA (pro forma)	$89	$73	$450	$413

The following table presents reconciliations of Net Cash Provided from Operating Activities from Continuing Operations to Free Cash Flow for the periods presented.

	Three months ended December 31,		Twelve months ended December 31,
(In millions)	2013	2012	2013	2012
Net Cash Provided from Operating Activities from Continuing Operations	$143	$135	$252	$235
Net Cash (Used for) Provided from Investing Activities from Continuing Operations	$8	$(20)	$(105)	$(118)

Free Cash Flow	$151	$114	$147	$116